Contact:
Jeff Lambert, Noel Ryan
Lambert, Edwards & Associates, Inc.
616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Announces First Quarter Results
Maintains Pace of Record Revenues, Cash Collections, Net Income

Warren, Mich., May 4, 2005 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced first quarter 2005 results, highlighted by a 32.7 percent increase in total revenues, a 23.3 percent increase in cash collections and record net income of $0.41 per fully diluted share.

Revenues climbed to $66.0 million for the first quarter ended March 31, 2005, compared with revenues of $49.7 million in the first quarter of 2004. Asset Acceptance reported cash collections of $80.4 million in the first quarter of 2005, versus cash collections of $65.2 million in the same period of 2004.

Net income for the quarter was a record $15.1 million, or $0.41 per fully diluted share, compared with a net loss of $36.2 million, or $1.07 per fully diluted share, for the first quarter of 2004. The prior year period included a previously announced one-time $45.7 million compensation and related payroll tax charge resulting from the vesting of share appreciation rights upon the initial public offering and a deferred income tax charge of $19.3 million as a result of the reorganization in anticipation of the initial public offering. Prior to the reorganization, a portion of the consolidated company was taxed as an S corporation. The Company said its 2004 first quarter results include operations prior to its reorganization into Asset Acceptance Capital Corp. on February 4, 2004.

Exclusive of the one-time charges, the Company had adjusted net income, as defined below, of $10.9 million, or $0.32 per fully diluted share, for the first quarter of 2004.

“The first quarter was a continuation of our momentum as we posted record revenues, collections and net income,” said Brad Bradley, president and CEO of Asset Acceptance Capital Corp. “We capitalized on our track record of disciplined purchasing and diligent collections to post strong growth, and I continue to be pleased with the ability of our employees to leverage our information resources, technology and proprietary processes to connect with consumers and consistently collect on portfolios where others have not.”

During the first quarter of 2005, Asset Acceptance invested $33.1 million to purchase consumer debt portfolios with a face value of $1.1 billion, representing a blended rate of 2.99 percent of face value. This compares to the prior year first quarter when the Company invested $12.1 million to purchase consumer debt portfolios with a face value of $501.0 million, representing a blended rate of 2.42 percent of face value. The Company said all purchase data is adjusted for buybacks.

“We are off to a good start in 2005 on the purchasing front as we acquired more than twice the face value of debt portfolios in the first quarter compared with the prior year,” said Bradley. “Of course, our focus has never been on quarterly purchasing activity or even our blended rate. Rather, our focus is on being opportunistic and buying portfolios that meet our long-term total return objective of three to five times cost over five years.

“From a macro viewpoint, the pricing environment remains competitive, though we believe prices are generally stabilizing. In addition, we experienced increased deal flow during the first quarter of 2005.”

First Quarter 2005 Highlights

•	Revenues grew 32.7 percent to $66.0 million in the current quarter, versus $49.7 million in the prior year first quarter.

•	Cash collections rose 23.3 percent to $80.4 million in the current quarter, versus $65.2 million in the prior year first quarter.

•	Net income increased 39.4 percent to $15.1 million in the current quarter, versus adjusted net income of $10.9 million in the prior year first quarter. Net income per fully diluted share increased to $0.41, compared with adjusted net income per fully diluted share of $0.32 in the prior year quarter.

•	Total operating expenses were $41.8 million, or 52.0 percent of cash collections. This compares with operating expenses of 48.3 percent of cash collections during the same period last year, excluding one-time charges, and 54.7 percent in the fourth quarter of 2004. Total operating expenses for the first quarter of 2004, including the one-time compensation and related payroll tax charge of $45.7 million due to the vesting of share appreciation rights which occurred upon the IPO of the Company, were $77.2 million or 118.3 percent of cash collections. Asset Acceptance said higher collection expenses and approximately $400,000 in expenses in the 2005 first quarter related to the Company’s secondary public offering led to the increase in operating expenses as a percent of cash collections.

•	Traditional call center collections were $44.6 million, or 55.4 percent of total cash collections, an increase of 8.6 percent from the same period last year.

•	Legal collections for the quarter were $25.9 million, or 32.3 percent of total cash collections, an increase of 51.2 percent from the same period last year.

•	Other collections, including forwarding, bankruptcy and probate collections, accounted for $9.9 million or the remaining 12.3 percent of cash collections.

•	Quarterly collector productivity on a full-time equivalent basis was $44,535, the second highest level since the Company began measuring productivity this way at the beginning of 2003, but a modest decline from the 2004 first quarter. Asset reported that its average number of collectors grew 15.7 percent on a year-over-year basis to 1,000 collectors in the current period.

•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators during the first quarter of 2005 and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

Asset Acceptance closed a secondary public offering of 5.75 million shares of its common stock on April 21, 2005. All of the shares, which represented approximately 15.4 percent of the Company’s outstanding shares of common stock, were offered by selling stockholders and Asset Acceptance did not receive any of the proceeds.

“By nearly all measures it was a strong quarter and a good start to the year as we executed on both the purchasing and collections front,” said Bradley. “We also invested a good deal of time to work through our secondary stock offering, and I am pleased to report that the secondary offering was completed in the early part of the second quarter, affirming the confidence investors have in the financial strength and proven operating model of Asset Acceptance.”

Mark A. Redman, vice president of finance and CFO of Asset Acceptance Capital Corp., concluded: “We continue to scale the business to keep pace with our growth, and thanks to our strong balance sheet with no indebtedness, we believe we’re well positioned to continue to expand our portfolio acquisitions and revenue and earnings performance in the coming year. The completion of our secondary offering was also a key milestone and allowed us to boost the float and create further liquidity for our shareholders.”

Reconciliation of GAAP to Adjusted Basis
The Company provided the following reconciliation of reported GAAP net income to adjusted net income for the three months ended March 31, 2004. Operating expenses in the three months ended March 31, 2004 were adjusted to exclude the one-time compensation and related payroll tax charges. Additionally, income taxes were adjusted to assume the Company had always been a C corporation and its subsidiaries were all 100 percent owned. Adjusted income taxes in this reconciliation are computed based upon an estimated effective income tax rate of approximately 37.2 percent of the adjusted net income before adjusted income taxes.

(In thousands except earnings per share amounts)	Three months ended
March 31, 2004
GAAP net income (loss)	$(36,159)
Add income tax expense	7,782

Income (loss) before income taxes	(28,377)
Add one-time compensation and related payroll tax charge	45,673

Adjusted income before adjusted income taxes	17,296
Less adjusted income taxes	6,434

Adjusted net income	$10,862

Weighted average number of shares outstanding:
Basic	33,850
Diluted	33,850

Earnings per common share outstanding:
Basic	$(1.07)
Diluted	$(1.07)

Adjusted weighted average number of shares outstanding:
Basic	33,850
Diluted	33,854

Adjusted earnings per common share outstanding:
Basic	$0.32
Diluted	$0.32

New Accounting Guidance Interpretation
This is the first earnings announcement since the effective date of Accounting Standards Executive Committee Statement of Position 03-03 (“SOP 03-03”), which amends Accounting Standards Practice Bulletin 6. Based upon the Company’s discussions with investors, analysts and others over the past few months relating to this accounting pronouncement, the Company indicated that there may be differences of opinion in the accounting community relating to the application of SOP 03-3 to purchased receivables acquired on or before December 31, 2004 (“PB 6 Purchases”). The Company elaborated on its understanding that:

•	Some accounting experts believe that the principles of aggregation allowed by SOP 03-3 for purposes of applying the recognition, measurement and disclosure provisions would also be applied to the PB 6 Purchases (the “PB 6 Aggregation Method”).

•	Other accounting experts believe that the principles of aggregation allowed by SOP 03-3 for purposes of applying the recognition, measurement and disclosure provisions would not be applied to the PB 6 Purchases (the “PB 6 Non-Aggregation Method”).

The information set forth throughout this earnings release, with the exception of the following table included under the heading “New Accounting Guidance Interpretation,” uses the more conservative PB 6 Non-Aggregation Method.

The Company provided the following table for the three months ended March 31, 2005 reconciling from the PB 6 Non-Aggregation Method presented throughout this press release to the PB 6 Aggregation Method espoused by some accounting experts and therefore possibly used by some companies for reporting purposes to allow investors to make appropriate comparisons.

Application of SOP 03-3 requires the use of reasonable estimates to calculate a projected internal rate of return for each pool purchased. These estimates are based on historical cash collections. If future cash collections are materially different in amount or timing than projected cash collections, which the Company believes is inevitable, earnings could be affected, either positively or negatively. Over the course of the estimated historical life of each purchase, the total amount of revenue recognized under the PB 6 Non-Aggregation Method and the PB 6 Aggregation Method is identical.

	PB 6
	Non-Aggregation		PB 6 Aggregation
In thousands, except per share data	Method	Adjustments	Method

Total Revenues	$66,035	$706	$66,741
Operating Expenses	41,812		41,812

Income from Operations	24,223	706	24,929
Other expense	106		106

Net income before income taxes	24,117	706	24,823
Income tax expense	8,972	262	9,234

Net Income	$15,145	$444	$15,589

Fully diluted earnings per share	$0.41	$0.01	$0.42

First Quarter 2005 Conference Call
Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.assetacceptance.com. A replay of the call will be available on the Company’s website until May 4, 2006.

About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.assetacceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Supplemental Financial Data

(Unaudited, Dollars in Millions, except collections per collector)	Q1 ‘05	Q4 ‘04	Q3 ‘04	Q2 ‘04	Q1 ‘04

Total revenues	$66.0	$57.5	$56.0	$51.5	$49.7

Cash collections	$80.4	$68.3	$66.8	$67.6	$65.2

Operating expenses to cash collections (Excl. one-time charges in Q1 ’04, see Note 1)	52.0%	54.7%	53.0%	48.5%	48.3%

Traditional call center collections	$44.6	$37.1	$36.6	$38.5	$41.0

Legal collections	$25.9	$22.8	$21.6	$21.4	$17.2

Other collections	$9.9	$8.4	$8.6	$7.7	$7.0

Amortization rate	18.1%	16.7%	16.4%	24.0%	23.9%

Collections on fully amortized portfolios	$12.1	$10.0	$8.6	$7.4	$5.2

Investment in purchased receivables (Note 2)	$33.1	$28.0	$16.0	$32.8	$12.1

Face value of purchased receivables (Note 2)	$1,107.7	$1,326.0	$638.8	$1,991.7	$501.0

Average cost of purchased receivables (Note 2)	2.99%	2.11%	2.50%	1.65%	2.42%

Number of purchased receivable portfolios	22	24	29	36	17

Collections per collector FTE	$44,535	$39,368	$40,224	$42,013	$47,476

Average collector FTE’s	1,000	944	910	917	864

Note 1. Including the one-time compensation and related payroll tax charges of $45.7 million due to the vesting for share appreciation rights which occurred upon the initial public offering of the Company, operating expenses were 118.3% of cash collections during the first quarter of 2004.
Note 2. All purchase data is adjusted for buybacks.

Asset Acceptance Capital Corp.
Consolidated Statements of Income

	Three months ended March 31,
(in thousands, except per-share data)	2005	2004
Revenues Purchased receivable revenues	$65,866	$49,587
Finance contract revenues	168	161

Total revenues	66,034	49,748

Expenses Salaries and benefits	18,543	61,418
Collections expense	18,443	12,306
Occupancy	2,112	1,398
Administrative	1,870	1,280
Depreciation	843	727
Loss on disposal of equipment	—	26

Total operating expense	41,811	77,155

Income (loss) from operations	24,223	(27,407)
Net interest expense	106	994
Other income	—	(24)

Income (loss) before income taxes	24,117	(28,377)
Income taxes	8,972	7,782
Net income (loss)	$15,145	$(36,159)

Pro forma income tax benefit		$(10,556)

Pro forma net loss		$(17,821)

Weighted average number of shares :
Basic	37,225	33,850
Diluted	37,245	33,850
Earnings (loss) per common share outstanding:
Basic	$0.41	$(1.07)
Diluted	$0.41	$(1.07)
Pro forma loss per common share outstanding:
Basic		$(0.53)
Diluted		$(0.53)

Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position

(in thousands)	March 31, 2005	December 31, 2004

Assets:
Cash	$22,111	$14,205
Purchased receivables	234,552	216,480
Finance contract receivables, net	732	688
Property and equipment, net	11,449	11,165
Goodwill	6,340	6,340
Other assets	2,534	3,628

Total assets	$277,718	$252,506

Liabilities:
Deferred tax liability	49,518	41,247
Accounts payable and other liabilities	15,545	13,825
Capital lease obligations	259	254
Total liabilities	65,322	55,326

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares – 37,225,275 at March 31, 2005 and December 31, 2004	372	372
Additional paid in capital	159,419	159,348
Retained earnings	52,605	37,460

Total equity	212,396	197,180

Total liabilities and equity	$277,718	$252,506